Exhibit No. 99.1
For Immediate Release	Contact: Jay Zager
November 1, 2005	(860) 644-1551

GERBER SCIENTIFIC, INC. ANNOUNCES REFINANCING OF ITS SENIOR CREDIT FACILITIES

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported that it completed a refinancing of its senior credit facilities. The new senior credit agreement, lead by Citizens Business Capital, is a $57.7 million senior secured credit facility, comprised of a $50.0 million asset-based revolving line of credit, a $6.5 million standby letter of credit, and a $1.2 million term loan. Sovereign Bank and the US Export-Import Bank, which provided a working capital loan guarantee, also participated in this transaction. Approximately $42.0 million of this facility was drawn at closing. The net proceeds from the refinancing were used to repay all outstanding amounts under the Company's previous secured credit facilities, which were terminated, and the balance for working capital purposes. In connection with the refinancing, the Company incurred a one-time, non-cash charge of approximately $2.4 million, or $0.07 per diluted share. This charge was related to the write-off of costs associated with the prior credit facility, and will be recorded in the fiscal 2006 second quarter results.

Jay Zager, Senior Vice President and Chief Financial Officer, said, "We are extremely pleased with this debt refinancing. With this new credit facility in place, we have significantly lowered our cost of capital, and have given our Company greater financial flexibility. We also will benefit from enhanced international cash management capabilities as we begin to work with Citizens Bank and its parent company, the Royal Bank of Scotland."

David N. Paikin, Senior Vice President of Citizens Business Capital, commented, "We are pleased to welcome Gerber Scientific as a valued customer and we look forward to working with the Company as it seeks to achieve its business goals."

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended
July 31, 2005 and its Annual Report on Form 10-K for the year ended April 30, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release.